SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K/A
                                CURRENT REPORT
                               (Amendment No. 1)

                    PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported):  February 11, 1999

                         Applied Magnetics Corporation
            (Exact name of registrant as specified in its charter)


        Delaware                                        1-6635
(State or other jurisdiction of                 (Commission file number)
incorporation or organization)

                                  95-1950506
                     (I.R.S. Employer Identification No.)



                     75 Robin Hill Road, Goleta, CA 93117

             (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (805) 683-5353

The undersigned hereby amends Item 5 and Item 7 of its Current Report on Form 8-K filed with the Commission on February 12, 1999 to read as follows:

Item 5.  Other Events.

            On November 24, 1998, AMC entered into a Securities Purchase Agreement, as amended and restated as of January 19, 1999 (the "Securities Purchase Agreement"), with Sierra Ventures VI, Watershed Partners, L.P., Watershed Cayman, L.L.C., Haussman Holdings, East River Ventures, L.L.C. and The Chase Manhattan Bank as Trustee for First Plaza Group Trust (collectively, the "Investors"). On February 11, 1999 (the "Closing Date"), pursuant to the Securities Purchase Agreement, AMC issued and sold to the Investors 4,641,089 shares of AMC Common Stock in consideration of the payment of the aggregate sum of $18,750,000 to AMC. Under the terms of a registration rights agreement with the Investors, AMC has agreed to use commercially reasonable efforts to register the shares for resale under the Securities Act of 1933, within 60 days of the Closing Date.


Item 7.  Financial Statements and Exhibits

            (a)   Financial Statements of Businesses Acquired

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of DAS Devices, Inc.:

We have audited the accompanying balance sheet of DAS Devices, Inc. (the Company) as of December 31, 1997 and the related statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
--------------------------
San Jose, California
February 27, 1998
(March 9, 1998 as to the last sentence, second
paragraph of Note 4)

DAS DEVICES, INC.

BALANCE SHEET
DECEMBER 31, 1997
------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS:
      Cash and cash equivalents                                $     9,806,490
      Short-term investments                                         1,551,304
      Trade receivables                                                  2,418
      Inventories                                                      236,817
      Prepaid expenses and other                                       816,716
      Restricted cash investment                                       500,000
                                                                --------------
            Total current assets                                    12,913,745

PROPERTY AND EQUIPMENT - Net                                        11,302,914

CAPITAL EQUIPMENT DEPOSITS                                           1,221,060

OTHER ASSETS                                                           572,306
                                                                --------------
TOTAL                                                           $   26,010,025
                                                                ==============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Trade payables                                           $     1,646,898
      Payables due to equipment vendors                              3,834,956
      Accrued compensation and related benefits                        327,707
      Other accrued liabilities                                        245,647
      Current portion of long-term obligations                       1,310,813
                                                                --------------
            Total current liabilities                                7,366,021

LONG-TERM OBLIGATIONS                                                4,086,278

COMMITMENTS (Note 4)

STOCKHOLDERS' EQUITY:
      Convertible preferred stock - par value $0.0001; 100,000,000 shares
          authorized; 67,958,619 shares issued and outstanding           6,796
      Common stock - par value $0.0001; 180,000,000 shares authorized;
          23,553,846 shares issued and outstanding                       2,355
      Additional paid in capital                                    29,797,988
      Stockholder notes receivable                                   (450,975)
      Accumulated deficit                                         (14,798,438)
                                                                --------------
            Total stockholders' equity                              14,557,726
                                                                --------------
      TOTAL                                                     $   26,010,025
                                                                ==============
See notes to financial statements.

DAS DEVICES, INC.

STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1997
------------------------------------------------------------------------------


PRODUCT REVENUE                                                 $       2,411

COST OF REVENUE                                                     8,262,438
                                                                 ------------
GROSS MARGIN (DEFICIT)                                             (8,260,027)

OPERATING EXPENSES:
      Selling, general and administrative                           2,523,328
      Research and development                                      1,970,808
                                                                 ------------
            Total operating expenses                                4,494,136
                                                                 ------------
LOSS FROM OPERATIONS                                              (12,754,163)

OTHER INCOME:
      Interest income                                                 360,083
      Interest expense                                               (297,573)
      Other income, net                                                12,464
                                                                 ------------

            Other income, net                                          74,974
                                                                 ------------
NET LOSS                                                         $(12,679,189)
                                                                 ============

See notes to financial statements.

DAS DEVICES, INC.

STATEMENT OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                       Convertible
                                     Preferred Stock        Common Stock     Additional    Stockholder                    Total
                                  --------------------  -------------------   Paid In        Notes    Accumulated     Stockholders'
                                    Shares     Amount   Shares       Amount   Capital      Receivable   Deficit          Equity
BALANCES, January 1, 1997             --       $  --     9,978,013   $  998   $1,766,191   $  --      $(2,119,249)     $(352,060)

Conversion of common stock into
    Series A preferred stock       9,978,013      998   (9,978,013)    (998)                                                --

Issuance of Series B preferred
   stock, net of issuance costs
     of $23,291                   38,708,981    3,871                          8,035,919                             8,039,790

Issuance of Series D preferred
     stock, net of issuance
     costs of $55,667             19,271,625    1,927                         19,214,031                             19,215,958

Issuance of founders' stock                             20,913,846    2,091      433,545   (435,636)                        --

Common stock antidilution                                1,000,000      100         (100)                                   --

Issuance of common stock for
     cash                                                1,640,000      164       33,998                                 34,162

Issuance of warrants for
      financing                                                                  314,404                                314,404

Accrued interest                                                                            (15,339)                    (15,339)

Net loss                                                                                              (12,679,189)  (12,679,189)
                                  ----------   ------   ----------   ------  -----------  ---------  ------------  ------------
BALANCES, December 31, 1997       67,958,619   $6,796   23,553,846   $2,355  $29,797,988  $(450,975) $(14,798,438) $ 14,557,726
                                  ==========   ======   ==========   ======  ===========  =========  ============  ============

See notes to financial statements.

DAS DEVICES, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                    $(12,679,189)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation and amortization                                                  572,285
  Accrued interest on stockholder notes receivable                               (15,339)
  Amortization of cost of warrants issued for financing                           29,755
  Accretion of terminal payment                                                   52,329
  Change in assets and liabilities:
      Trade receivables                                                           16,924
      Inventories                                                               (236,817)
      Prepaid expenses and other                                                (514,900)
      Trade payables                                                           1,646,898
      Payables due to equipment vendors                                        3,834,956
      Accrued compensation and related benefits                                   97,707
      Other accrued liabilities                                                  175,774
                                                                            ------------
      Net cash used in operating activities                                   (7,019,617)
                                                                            ------------
CASH USED IN INVESTING ACTIVITIES:
  Purchases of property and equipment, net                                   (11,141,732)
  Capital equipment deposits                                                  (1,221,060)
  Purchases of short-term investments                                        (65,651,304)
  Maturities of short-term investments                                        64,100,000
  Purchase of restricted cash investment                                        (500,000)
  Other assets, net                                                             (564,306)
                                                                            ------------
      Net cash used in investing activities                                  (14,978,402)
                                                                            ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of installment notes                                                4,863,324
  Repayments on installment notes                                               (186,273)
  Repayments under capital lease obligations                                     (16,804)
  Proceeds from issuance of preferred and common stock, net                   26,989,910
                                                                            ------------
      Net cash provided by financing activities                               31,650,157
                                                                            ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS                                      9,652,138
CASH AND CASH EQUIVALENTS, Beginning of period                                   154,352
                                                                            ------------
CASH AND CASH EQUIVALENTS, End of period                                    $  9,806,490
                                                                            ============
NONCASH FINANCING AND INVESTING ACTIVITIES:
  Conversion of 1996 promissory notes for Series B preferred stock          $    300,000
                                                                            ------------
  Issuance of founders' stock for stockholder notes receivable              $    435,636
                                                                            ------------
  Issuance of warrants for services                                         $    314,404
                                                                            ------------
  Purchase of equipment in exchange for capital lease obligations           $    659,515
                                                                            ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
  Cash paid during the year for interest                                    $    267,818
                                                                            ------------
See notes to financial statements.

                                       5

DAS DEVICES, INC.

NOTES TO FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1997
--------------------------------------------------------------------------------
1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization - DAS Devices, Inc. (the Company) was incorporated in Delaware in February 1994. The Company designs, manufactures and markets magnetic recording heads as head gimble assemblies for the disk drive industry. The Company markets its products through its direct sales force which is focused on organizations located in North America and the Far East.

      During fiscal 1997, the Company completed its initial product development activities and began fulfilling customer orders. Accordingly, management believes the Company has exited the development stage for financial reporting purposes as of December 31, 1997.

      Financial Statement Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses during the reporting period. Such estimates include the depreciable life of property and equipment and a valuation allowance against net deferred tax assets. Actual results could differ materially from those estimates.

      Cash Equivalents - The Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. The recorded carrying amount of cash equivalents approximates fair market value.

      Short-Term Investments - Short-term investments consist of short-term investments acquired with maturities exceeding three months and are classified as "available-for-sale"securities. The investments are reported at fair value with no unrealized gains or losses as of December 31, 1997. Realized gains or losses on sales of investments are computed on a specific identification basis and were not significant in fiscal 1997.

      Inventories - Inventories are stated at the lower of cost (first-in, first-out) or market and are comprised primarily of raw materials.

      Restricted Cash Investment - Under the terms of the Company's facility operating lease, the Company is required to maintain a restricted deposit with a financial institution to be used as collateral against future minimum lease obligations (see Note 4).

      Property and Equipment - Property and equipment, including leasehold improvements, are stated at cost. Depreciation and amortization are computed using the straight-line method over the shorter of the estimated useful lives, generally three to six years, or the lease term, as appropriate.

      Revenue Recognition - Revenue from product sales to customers is recognized at the time of shipment.

      Stock-Based Compensation - The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" and, accordingly, does not generally recognize compensation cost in connection with its 1997 Stock Option Plan.

      Income Taxes - Income taxes are provided under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" which requires an asset and liability approach for financial reporting of income taxes.

      Research and Development - Research and development costs are expensed when incurred.

      Certain Significant Risks and Uncertainties - Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash, cash equivalents, short-term cash investments, trade receivables and restricted cash investment. The cash, cash equivalents and restricted cash investment consist of checking and money market accounts and a certificate of deposit with one financial institution. The Company invests in a variety of financial instruments with an investment credit rating of A and better. By policy, the Company places its investments only with a high-credit-quality financial institution and, other than U.S. Government Treasury instruments, limits the amount of credit exposure with any one financial instrument or commercial issuer.

      The Company intends to rely on certain off-shore subcontractors for a substantial portion of its backend manufacturing operations. Although management believes other contractors could provide comparable services on similar terms, it believes changes in subcontractors could adversely effect the Company's business plan.

      The Company operates in a dynamic industry and, accordingly, can be affected by a variety of factors. For example, management believes that changes in any of the following areas could have a negative effect on the Company in terms of its future financial position, results of operations and cash flows: ability to obtain additional financing; regulatory changes; fundamental changes in the technology underlying semiconductor products; market acceptance of the Company's products under development; development of sales channels; litigation or other intellectual property claims against the Company; the hiring, training and retention of key employees; successful and timely completion of product development efforts; and new product introductions by competitors.

2.    SHORT-TERM INVESTMENTS

      The estimated fair value (which approximates cost) of available-for-sale securities at December 31, 1997 is as follows:

      Corporate notes                                              $  1,051,304
      Municipal auction rate securities                                 500,000
                                                                   ------------

                                                                   $  1,551,304
                                                                   ============

      At December 31, 1997, the estimated fair value of available-for-sale securities with contracted maturities within one year was $1,551,304.

3.    PROPERTY AND EQUIPMENT

      Property and equipment at December 31, 1997 consist of:


      Machinery and equipment                                      $  9,273,130
      Furniture, fixtures and computer equipment                        281,869
      Leasehold improvements                                          2,358,331
                                                                   ------------
                                                                     11,913,330

      Accumulated depreciation and amortization                        (610,416)
                                                                   ------------
      Property and equipment, net                                  $ 11,302,914
                                                                   =============


      At December 31, 1997, machinery and equipment with an aggregate cost and net book value of $659,515 were leased under capital lease obligations (see Note 4).

4.    FINANCING ARRANGEMENTS AND COMMITMENTS

      Revolving Line - The Company has available a $750,000 revolving line of credit facility which bears interest at prime (8.5% at December 31, 1997) plus 0.5% per annum and is collateralized by the Company's assets. The credit facility expires in October 1998. At December 31, 1997, the Company had no outstanding borrowings against the credit facility. In connection with the credit facility, the Company issued warrants ("Revolving Line Warrant") to purchase the Company's common stock (see Note 6). The value of warrants issued was not material.

      Capital Lease Line - In December 1997, the Company entered into a $2,000,000 equipment lease line available to finance equipment purchases. As of December 31, 1997, no amounts were due under this facility. Under the terms of the equipment line, the Company issued warrants ("Capital Lease Line Warrant 1") to acquire shares of Series D convertible preferred stock (see Note 6). The aggregate value of warrants issued of approximately $80,000 is classified as a prepaid expense at December 31, 1997 and will be amortized to interest expense ratably over the term of the lease, generally four years. In March 1998, the Company was advanced approximately $1,786,000 to be repaid over four years under this facility of which approximately $666,000 was used to refinance assets included in property and equipment at December 31, 1997.

      Also in December 1997, the Company entered into another equipment lease line which provides $2,000,000 to finance machinery and equipment purchases. As of December 31, 1997, no amounts were outstanding under the facility. In connection with the lease financing, the Company issued warrants in February 1998 ("Capital Lease Line Warrant 2") to purchase shares of common stock (see Note 6). The value of warrants issued was not material. In February 1998, the Company was advanced approximately $419,000 to be repaid over four years under this facility of which approximately $268,000 was used to refinance assets included in property and equipment at December 31, 1997.

      Capital Lease Obligation - The Company has entered into a noncancelable equipment capital lease obligation which expires in December 2001. At the end of the lease term, the Company is obligated to purchase the equipment at $65,952. In connection with the agreement, the Company issued the lessor warrants ("Capital Lease Warrant") to purchase the Company's common stock (see Note 6). The value of warrants issued was not material.

      Purchase Commitments - Commitments for equipment and leasehold improvements totaled approximately $13,200,000 at December 31, 1997.

      Operating Leases - The Company leases its facilities under a noncancelable five-year operating lease agreement which expires on January 31, 2002. The Company is responsible for certain maintenance costs, taxes and insurance. Under the terms of the facility lease, the Company issued a standby letter of credit totaling $500,000, which is collateralized by a one year certificate of deposit with a financial institution, and recorded as restricted cash investment at December 31, 1997. The letter of credit will be reduced by $100,000 per annum.

      The Company leases certain equipment under operating lease agreements expiring on various dates through 2001. In connection with certain of the lease agreements, the Company issued warrants ("Equipment Lease Warrant") to the lessor to purchase Series B and Series D convertible preferred stock (see Note 6). The aggregate value of warrants issued is approximately $188,600, of which $23,200 has been amortized to interest expense.

      Future minimum annual operating and capital lease commitments at December 31, 1997 are as follows:

            Year Ending December 31,              Operating         Capital

                  1998                           $ 3,142,188       $  201,648
                  1999                             3,175,089          201,648
                  2000                             3,206,426          201,648
                  2001                             2,423,702          252,060
                  2002                                63,730            --
                                                 -----------       ----------

            Total minimum lease payments         $12,011,135          857,004
                                                 ===========
            Amount representing interest at 14.1%                    (214,293)


            Present value of minimum lease payments                   642,711

            Current portion                                          (118,891)
                                                                   ----------
            Long-term portion                                      $  523,820
                                                                   ==========


      Rent expense under operating leases for fiscal 1997 was $1,550,324.

5.    LONG-TERM OBLIGATIONS

      Long-term obligations include principal payments due under capital lease obligations (see Note 4).

      In addition, long-term obligations include installment term notes bearing interest at 13.77% per annum and include a terminal payment of 15% of the original principal amount payable at maturity in 2001. In connection therewith, the Company issued the lender warrants ("Installment Note Warrant") to purchase shares of the Company's Series B convertible preferred stock (see Note 6). The aggregate value of warrants issued is approximately $45,700 of which $6,500 has been amortized to interest expense.

      The installment notes agreement requires the Company, among other things, to maintain certain financial covenants of which the Company was in compliance at December 31, 1997. The notes are collateralized by certain machinery and equipment.

      Principal payments due under the installment term notes at December 31, 1997 are as follows:

            Year Ending
            December 31,

              1998                       $1,166,922
              1999                        1,338,146
              2000                        1,534,495
              2001                          689,817
                                           --------

                                         $4,729,380
                                         ==========

      Bridge Financing - In January 1997, the Company received an aggregate of $1,800,000 from the issuance of five year convertible promissory notes, bearing interest at 8% per annum. In February 1997, the notes were converted into Series B convertible preferred stock at the rate of $0.2083 per share.

6.    STOCKHOLDERS' EQUITY

      Convertible Preferred Stock - At December 31, 1997, convertible preferred stock consists of:

                                                             Amount (Net
                  Shares            Shares         Price     of Issuance    Liquidation
                  Designated        Outstanding  Per Share    Costs)        Preference
                  ----------        -----------  ---------    ------        ----------

Series A            9,978,013     9,978,013      $  0.0001   $ 1,767,189    $ 1,995,603
Series B           39,348,871    38,708,981      $  0.2083     8,039,790      8,063,081
Series C           10,573,333         --         $    --          --          4,229,333
Series D           25,000,000    19,271,625      $  1.0000    19,215,958     19,271,625
Undetermined
  Series           15,099,738         --         $    --          --             --
                  -----------    ----------                  -----------    -----------

                  100,000,000    67,958,619                  $29,022,937    $33,559,642
                  ===========   ===========                 =============   ===========


      Significant terms of the convertible preferred stock are as follows:

      o The holders of Series B, C and D shall be entitled to annual noncumulative dividends, prior to any payments of dividends declared on Series A preferred stock or common stock, of $0.02083, $0.040, $0.10 per share, respectively. The holders of Series A shall be entitled to annual noncumulative dividends, prior to any payments of dividends declared on common stock, of $0.06 per share. Holders are entitled to such dividends when and if declared by the Board of Directors. No dividends were declared in fiscal 1997.

      o In the event of liquidation, dissolution or winding up of the Company, the preferred stockholders shall be entitled to receive, on a pro rata basis, the liquidation preferences disclosed in the table above plus an amount equal to all declared but unpaid dividends. Such liquidation preferences will be paid first to holders of Series B, C and D and second to Series A. Any remaining assets will be distributed ratably among the holders of preferred stock (up to an additional 300% of the liquidation preference) and common stock, pro rata, based on the number of shares of common stock held by each stockholder on an as-converted basis.

      o      All series of preferred stock are nonredeemable.

      o Each share is convertible, at the option of the holder, into one share of common stock (subject to adjustment for events of dilution) and has the same voting rights as the common stock into which it is convertible. Shares will automatically be converted into common stock upon the closing of a public offering meeting certain criteria. In addition, shares will automatically be converted upon written consent of not less than 75% of the outstanding shares of preferred stock voting together as a single class.


      Series C Warrants - In connection with the Series B financing, the Company issued to the Series B investors warrants to purchase an aggregate of 10,573,333 shares of Series C convertible preferred stock at $0.40 per share. The warrants are immediately exercisable and expire in February 2000.

      Revolving Line Warrant - In connection with the line of credit facility (see Note 4), the Company issued warrants to purchase 40,000 shares of common stock. The warrants are exercisable at $0.75 per share and expire on April 7, 2002.

      Capital Lease Line Warrant 1 - In connection with the equipment line (see
      Note 4), the Company issued warrants to purchase 100,000 shares of Series D convertible preferred stock. The warrants are exercisable at $1.00 per share and expire at the later of December 2007 or five years from the closing of the Company's initial public offering.

      Capital Lease Line Warrant 2 - In connection with the equipment line (see
      Note 4), the Company issued warrants to purchase 100,000 shares of common stock, exercisable at $1.00 per share and due to expire in January 2008.

      Capital Lease Warrant - In connection with the equipment capital lease obligation (see Note 4), the Company issued warrants to purchase 181,818 shares of common stock. The warrants are exercisable at $1.10 per share and expire December 31, 2003.

      Equipment Lease Warrant - In connection with certain equipment operating leases (see Note 4), the Company issued to the lessor warrants to purchase 291,667 shares of Series B convertible preferred stock which are exercisable at $0.2083 per share and 210,000 shares of Series D convertible preferred stock exercisable at $1.00. The warrants expire at the later of July 2002 or three years from the closing of the Company's initial public offering.

      Installment Note Warrant - In connection with the installment note obligations (see Note 5), the Company issued warrants to purchase 347,223 shares of Series B convertible preferred stock. The warrants are exercisable at $0.2083 per share and expire on December 31, 2004.

      Restricted Stock - Common stock issued to the Company's founders is subject to repurchase agreements whereby the Company has the option to repurchase the unvested shares upon termination of employment at the original purchase price. The Company's repurchase right lapses generally over four years. At December 31, 1997, 20,913,846 shares of common stock were subject to repurchase by the Company. The founder's stock was issued in exchange for promissory notes which bear interest at 6.5% per annum, are due in May 2002 and are secured by the underlying stock.

      Antidilution - In connection with the Series B financing, 1,000,000 shares of common stock were issued to certain existing common stockholders as an antidilution adjustment.

      Stock Option Plan - Under the Company's 1997 Stock Option Plan (the Plan) the Board of Directors is authorized to grant to employees, directors and consultants up to 18,000,000 shares of common stock at prices not less than the fair market value at date of grant for incentive stock options and not less than 85% of fair market value for nonstatutory options. These options generally expire ten years from the date of grant and become exercisable ratably over a four-year period.

      A summary of option activity is as follows:

                                                                                       Outstanding
                                                                            ---------------------------------
                                                                                                     Weighted
                                                                              Number                  Average
                                                                             of Shares                 Price
     Granted (weighted average fair value of $.004 per share)               16,032,250                $ 0.026
     Exercised                                                                   --                      --
     Canceled                                                                 (245,000)                 0.026
                                                                            ----------                -------
     Outstanding, December 31, 1997                                         15,787,250                $ 0.026
                                                                            ----------                =======

      At December 31, 1997, 891,666 shares were exercisable and 2,212,750 shares were available for future grant under the Plan.

      Additional information regarding options outstanding as of December 31, 1997 is as follows:

                     Options Outstanding           Options Exercisable
                 ---------------------------    --------------------------
                                 Weighted
                                  Average                         Weighted
                                 Remaining                         Average
   Exercise           Number    Contractual       Number          Exercise
     Price         Outstanding  Life (Years)    Exercisable         Price

    $ 0.0208        15,166,250      8.2           891,666          $ 0.021
    $ 0.1500           621,000      9.9             --                --
                    ----------      ---           -------          -------
                    15,787,250      8.2           891,666          $ 0.021
                    ==========      ===           =======          =======

      Additional Stock Plan Information - As discussed in Note 1, the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements, which are granted with exercise prices equal to fair market value at grant date.

      Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123), requires the disclosure of pro forma net income or loss had the Company adopted the fair value method as of the beginning of January 1, 1997. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the minimum value model with the following weighted average assumptions: expected option life, one year following vesting; risk-free interest rate of approximately 6%; and no dividends during the expected term. The Company's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the fiscal 1997 awards had been amortized to expense, pro forma net loss would not have been materially different from the reported amount.

      Common Shares Reserved for Issuance - At December 31, 1997, the Company had reserved shares of common stock for issuance as follows:

            Conversion of Series A preferred stock                     9,978,013
            Conversion of Series B preferred stock                    38,708,981
            Conversion of Series D preferred stock                    19,271,625
            Exercise and conversion of Series B warrants                 638,890
            Exercise and conversion of Series C warrants              10,573,333
            Exercise and conversion of Series D warrants                 310,000
            Exercise of common stock warrants                            221,818
            Exercise of common stock options                          18,000,000
                                                                      ----------

            Total                                                     97,702,660
                                                                      ==========
7.    INCOME TAXES

      Due to the Company's net loss, there was no provision for income taxes for the year ended December 31, 1997.

      Net deferred tax assets at December 31, 1997 consisted primarily of reserves, accruals and net operating loss and research and development credit carryforwards totaling approximately $6,640,000. As a result of the Company's history of recent operating losses, management believes that the recognition of the deferred tax asset is considered less likely than not. Accordingly, the Company has recorded a valuation allowance against the full amount of its net deferred tax assets.

      At December 31, 1997, the Company had net operating loss carryforwards to offset both future federal and California taxable income totaling approximately $4,830,000 and $830,000, respectively. Such federal and California carryforwards expire through 2012 and 2002, respectively.

      At December 31, 1997, the Company also had research and development tax credit carryforwards of approximately $207,500 and $182,300 available for federal and California, respectively. The federal carryforwards expire through 2012 and the state tax credit carryforwards have no expiration.

      Current federal and California tax law includes provisions limiting the annual use of net operating loss and credit carryforwards in the event of certain defined changes in stock ownership. The Company's capitalization described herein may have resulted in such a change. Accordingly, the annual use of the Company's net operating loss and credit carryforwards would be limited according to these provisions. Management has not yet determined the extent of such limitation. Such limitation may result in the loss of carryforward benefits due to their expiration.

8.    EMPLOYEE BENEFIT PLAN

      The Company sponsors a 401(k) tax-deferred savings plan (the Plan) for all employees who meet certain eligibility requirements. Participants may contribute, on a pre-tax basis, between 2% and 15% of their annual compensation, but not to exceed a maximum contribution amount pursuant to
      Section 401(k) of the Internal Revenue Code. The Company is not required to contribute, nor has it contributed, to the Plan for the fiscal year ended December 31, 1997.

                                  *  *  *  *  *

DAS Devices, Inc.

CONDENSED BALANCE SHEETS
--------------------------------------------------------------------------------

                                                                                              September 30,     December 31,
                                                                                                   1998             1997
                                                                                              (Unaudited)    (Derived from the
                                                                                                             audited financial
                                                                                                                 statements)
ASSETS

CURRENT ASSETS:

  Cash and cash equivalents                                                                    $  2,082,283    $  9,806,490
  Short term investments                                                                                  0       1,551,304
  Restricted cash investment                                                                        500,000         500,000
  Trade receivables                                                                                  40,855           2,418
  Inventories                                                                                             0         236,817
  Prepaid expenses and other current assets                                                         890,901         816,716
                                                                                               ------------    ------------
           Total current assets                                                                   3,514,039      12,913,745

PROPERTY AND EQUIPMENT - net                                                                     23,949,508      11,302,914

CAPITAL EQUIPMENT DEPOSITS                                                                          151,596       1,221,060

OTHER ASSETS                                                                                      2,219,186         572,306
                                                                                               ------------    ------------
TOTAL                                                                                          $ 29,834,329    $ 26,010,025
                                                                                               ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade payable                                                                                $  3,731,131       1,646,898
  Payables due to equipment vendors                                                               1,704,124       3,834,956
  Accrued compensation and related benefits                                                         345,487         327,707
  Other accrued liabilities                                                                         832,349         245,647
  Current portion of long term debt                                                               3,998,458       1,310,813
                                                                                               ------------    ------------
           Total current liabilities                                                             10,611,549       7,366,021

LONG-TERM DEBT                                                                                   11,732,491       4,086,278
                                                                                               ------------    ------------
           Total liabilities                                                                     22,344,040      11,452,299
                                                                                               ------------    ------------
STOCKHOLDERS' EQUITY:
  Convertible preferred stock $ .0001 par value 124,9002,117 and 1000,000 shares authorized;
  88,880,386 and 67,958,619 shares issued and outstanding                                             8,888           6,796
  Common Stock, $.0001 par value 250,000,000 and 180,000,000 authorized;
  24,011,762 and 23,553,846 shares issued and outstanding                                             2,401           2,355
  Additional paid in capital                                                                     53,605,155      29,797,988
  Stockholder notes receivable                                                                     (472,212)       (450,975)
  Accumulated deficit                                                                           (45,653,943)    (14,798,438)
                                                                                               ------------    ------------
           Total stockholders' equity                                                             7,490,289      14,557,726
                                                                                               ------------    ------------
TOTAL                                                                                          $ 29,834,329    $ 26,010,025
                                                                                               ============    ============
See accompanying Notes to condensed Financial Statements

                                       16

DAS Devices, Inc.

CONDENSED OPERATING STATEMENTS
--------------------------------------------------------------------------------

                                                   Nine Months ended
                                                     September 30,
                                               -------------------------
                                                   1998           1997
                                               (Unaudited)     (Unaudited)

PRODUCT REVENUE                                 $    274,965    $         0

COST OF REVENUE                                   17,662,061      4,472,398
                                                 -----------     -----------
GROSS MARGIN (DEFICIT)                           (17,387,096)    (4,472,398)

OPERATING EXPENSES
Selling, general & administrative                  2,152,762      1,496,686
Research & development                            10,266,739        857,095
                                                 -----------     -----------

Total operating expenses                          12,419,501      2,353,781
                                                 -----------     -----------
LOSS FROM OPERATIONS                             (29,806,597)    (6,826,179)

OTHER INCOME (EXPENSE):
Interest income                                      271,928        182,329
Interest expense                                  (1,281,380)       (87,315)
Other income, net                                    (39,456)         5,000
                                                 -----------     -----------
NET LOSS                                        $(30,855,505)    $(6,726,165)
                                                 ===========     ===========

See accompanying Notes to condensed Financial Statements



                                       17

DAS Devices, Inc.

CONDENSED STATEMENT OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                     Nine Months Ended
                                                                                       September 30,
                                                                                 ----------------------------
                                                                                    1998            1997
                                                                                 ------------    ------------
                                                                                 (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATION ACTIVITIES
   Net loss                                                                      $(30,855,505)   $ (6,726,166)
   Adjustments to reconcile net loss to net cash used in operating activities:
    used in operating activities:

     Depreciation and amortization                                                  3,275,360         259,388
     Accrued interest on stockholders notes receivable                                (21,237)              0
     Accretion of terminal payments                                                   180,414               0
     Amortization of cost of  warrants issued for services                             61,739               0
     Changes in assets and liabilities
       Trade receivable                                                               (38,437)         35,709
       Inventories                                                                    236,817               0
       Prepaid expenses and                                                           (11,975)     (1,758,125)
          other assets
       Trade payables                                                               2,084,233       1,717,240
       Payables due to equipment vendors                                           (2,130,832)      1,394,368
       Accrued compensation and related benefits                                       17,780         373,441
       Other accrued liabilities                                                      586,701          51,805
                                                                                 ------------    ------------
Net cash used in operating activities                                             (26,614,942)     (4,652,340)
                                                                                 ------------    ------------
CASH USED IN INVESTING ACTIVITIES:
   Short term investments                                                           1,551,304      (8,585,095)
   Purchase of property and equipment, net                                         (8,204,745)     (8,207,421)
   Capital equipment deposits                                                       1,069,464               0
   Purchase of restricted cash investment                                                   0        (500,000)
   Other Assets, net                                                                 (704,334)        (88,808)
                                                                                 ------------    ------------
Net cash used in investing activities                                              (6,288,311)    (17,381,324)
                                                                                 ------------    ------------
CASH FROM FINANCING ACTIVITIES:
   Net borrowings under line-of-credit arrangements                                   600,000               0
   Issuance of installment notes                                                    3,928,688       3,024,746
   Principal payments on installment notes                                           (992,447)              0
   Principal payments on capital leases                                            (1,100,006)              0
   Issuance of Common and Preferred Stock- net                                     22,742,811      26,789,503
                                                                                 ------------    ------------
Net cash provided by financing activities                                          25,179,046      29,814,249
                                                                                 ------------    ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   (7,724,207)      7,780,585
                                                                                 ------------    ------------
                                       18
                                  Page 20 of 36


CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                      9,806,490         154,352
                                                                                 ------------    ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                         $  2,082,283    $  7,934,937
                                                                                 ============    ============
NON CASH FINANCING AND INVESTING ACTIVITIES
Issuance of warrants for services                                                $  1,066,494    $          0
                                                                                 ============    ============
Purchase of equipment in exchange for capital lease obligations                  $  7,177,209    $          0
                                                                                 ============    ============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest                                                                    $  1,283,393    $     87,315
                                                                                 ============    ============

See accompanying Notes to condensed Financial Statements

                             Das Devices, Inc.
                  Notes to Condensed Financial Statements
                                (Unaudited)

1.    Going Concern Basis of Presentation.

The accompanying unaudited condensed financial statements for the periods ended September 30, 1998 and 1997 have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, DAS Devices, Inc. ("Company") incurred net losses of approximately $30 million during the nine months ended September 30, 1998 and had a negative working capital of approximately $7 million at that date. In addition, the Company is not in compliance with certain terms of its borrowing arrangements (Note 7 and 9). These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that may be necessary should the Company become a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to develop and commercialize its products based on its core technologies, to obtain additional financing to complete its research and development activities and fund its future capital acquisitions and ultimately to attain profitability. No assurances can be given that the Company will be successful in doing so.

2.    Interim Financial Information.

The unaudited condensed financial statements included herein have been prepared in accordance with generally accepted accounting principles and rules and regulations of the Securities and Exchange Commission for interim statements. Accordingly, interim statements do not include all the information and disclosures required for annual financial statements. In the opinion of the Company's management, all adjustments (consisting solely of adjustments of a normal recurring nature) necessary for a fair presentation of these interim financial results have been included. These financial statements and related notes should be read in conjunction with the audited financial statements for the year ended December 31,1997 and the notes thereto included elsewhere in this Form 8-K/A. The results for the nine-month periods are not indicative of the results to be expected for the full year or for any other interim period.

3.    New Accounting Pronouncements.

In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income, which requires an enterprise to report, by major components and as a single total, the changes in its net assets during the period from nonowner sources.

In 1997, the FASB issued SFAS 131, Disclosures About Segments of an Enterprise and Related Information, which establishes annual and interim reporting standards for a company's operating segments. SFAS 131 is effective for the Company's fiscal 1998 year.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which defines derivatives, requires that all derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999.

The Company does not believe adoption of these statements will have a material impact on the Company's financial statements.

4.    Stockholders Equity.

During the nine months ended September 30,1998, the Company issued Series E convertible preferred stock for cash of approximately $23 million and subsequently effected a 1.13636 to 1 stock split to the Series E stockholders of record at June 19,1998. The condensed financial statements for September 30, 1998 have given effect to this stock split.

5.    Stock Options.

During the nine months ended September 30,1998, the Company granted certain directors and officers options to purchase an aggregate of 7,500,000 shares of the Company's common stock. The options have an exercise price of $0.01 per share and are exercisable immediately. Options for 500,000 shares vest 25% on the first anniversary of grant and thereafter ratably over the three-year period commencing one year from the date of grant. Such option contains a provision providing for a vesting of 250,000 additional shares upon a change of control. Options for the remaining 7,000,000 shares of common stock vest ratably over 24 months and accelerate in full upon a change in control.

6.    Warrants.

In connection with the capital lease and installment note facilities entered into during the nine months ended September 30, 1998, the Company issued warrants to purchase 100,000 shares of common stock and 1,026,367 shares of Series E preferred stock. The fair value of the warrants are amortized to interest expense ratably over the term of the debt, generally four years.

7.    Line of Credit.

The Company is presently in breach for the repayment of $600,000 drawn under a line of credit arrangement. Although no events of default have been declared, Management is actively engaged in discussion with the lenders to convert the facility into a term loan repayable on the closing of the merger.

8.    Legal Matters.

The Company is involved in various claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material effect on the Company's financial position or results of operations.

9.    Subsequent Events.

            A.    Merger.

On November 24, 1998, the Company entered into an agreement to merge ("Merger") with Applied Magnetics Corporation ("AMC") for a consideration of 13,051,872 shares of the common stock of AMC. Completion of the Merger, which is expected to occur in the first quarter of 1999, is contingent on customary conditions. Some of the officers, directors and consultants of the Company are entitled to receive payments of approximately $1,625,000 from the merger consideration under non-competition agreements entered into with the Company. The Merger also provides for preferential repayment of the bridge notes from the merger consideration.

            B.    Option Repricing.

In November 1998, the Company repriced options to purchase approximately 17,750,000 shares of common stock at $0.01 per share. The repriced options will retain their original vesting terms.

            C.    Bridge Notes.

On November 6, 1998, the Company issued junior secured bridge notes aggregating $2,100,000 and bearing interest at the rate of 10% per annum. The notes are payable in 30 days and may be extended up to 90 days with the written consent of the majority of the noteholders. The Company is in default on repayment of these promissory notes and is currently negotiating to extend the term of the notes.

On November 25, 1998, the Company issued promissory notes aggregating $7,900,000 and bearing interest at 10% per annum. The notes are payable 150 days from issuance and subject to acceleration under certain events. In the event of a change in control of the Company resulting from the Merger, the noteholders are entitled to a premium of 50% of the principal.

            D.    Installment Notes.

Since November 1998, the Company has not been in compliance with certain covenants of the $7.6 million installment notes included in long term debt at September 30,1998.

            (b)   Pro Forma Financial Information

              UNAUDITED COMBINED PRO FORMA FINANCIAL DATA

The following unaudited combined pro forma financial data reflects the accounting for the Merger as a purchase, whereby Applied Magnetics Corporation
(AMC) has allocated the purchase price to assets acquired including the estimated fair market value of in-process technology, which will be expensed upon consummation of the Merger and liabilities assumed based on their fair values. The excess of the purchase price plus related transaction costs over the fair value of tangible and intangible assets acquired and liabilities assumed has been allocated to (1) developed technology and know-how, which will be amortized on a straight line basis over 3 years, the estimated period of future benefit and (2) goodwill (including a value of $1.6 million associated with assembled workforce), which will be amortized on a straight line basis over the estimated period of future benefit of 7 years. DAS Devices, Inc. (DAS) is a research and development company with only nominal sales. All of the assets and liabilities of DAS, including in-process technology have been appraised by an independent third party appraiser.

The following summarizes the purchase price and the preliminary allocation of such price (in millions):

Value of AMC's common shares to be issued in the Merger         $  90.5
Merger related costs                                                3.5
                                                                -------
Total purchase price                                               94.0

Net assets of DAS acquired                                          7.5
Increase in fair value of property acquired                         3.9
Covenant not to compete                                             1.6
Proceeds from subsequent bridge financing                          10.0
Developed technology & know-how                                    30.1
Estimated value of in process technology                           28.7
                                                                -------
Residual goodwill                                               $  12.2
                                                                =======

The following sets forth the unaudited pro forma combined balance sheet of AMC and DAS as if the proposed merger had occurred on October 3, 1998 and combines AMC's October 3, 1998 consolidated balance sheet information with the DAS unaudited balance sheet information as of September 30, 1998. The unaudited pro forma combined statement of operations assumes the proposed merger took place at the beginning of the period presented and combines AMC's consolidated statement of operations for the 53-week period ended October 3,1998 with the DAS unaudited statement of operations for the year ended September 30, 1998. In addition, management is in the process of assessing and formulating its integration plans, which are expected to include employee separation, elimination of duplicate research and development processes and other restructuring actions. The estimated costs of these activities have not been included in the unaudited combined pro forma financial statements.

The merger agreement also requires that up to $20 million (but not less than $15 million) be invested through the purchase of AMC common shares by GM Pension and other investors. The share price is to be 80 percent of the lesser of the average closing price at the five trading days prior to the merger agreement or at the time of the closing. This equity investment is reflected in the unaudited combined pro forma balance sheet.

As part of the merger agreement, subsequent to September 30, 1998, DAS has received approximately $10.0 million of bridge financing in the form of a $7.9 million senior secured note and a $2.1 million junior note (secured by technology rights) from third party investors to provide working capital and general corporate funds until the merger is consummated. In addition, DAS will acquire covenants not to compete for approximately $1.6 million. These notes and covenants will be settled upon closing of the Merger in AMC Common Stock, valued at approximately $19.7 million. The effect of these transactions, including the repayment of the notes, has been reflected in the unaudited combined pro forma balance sheet and the merger purchase price.

Based upon the finalization of the integration plans and other factors, the final purchase price allocation may differ materially from the pro forma adjustments presented in the following unaudited combined pro forma financial statements.

The unaudited combined pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the Merger been completed during the specified periods. The unaudited combined pro forma financial information, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of AMC and DAS, including the notes thereto, incorporated herein by reference and/or contained elsewhere in this filing.

Applied Magnetics Corporation
Unaudited Pro Forma Combined Balance Sheet (Amounts in Thousands)
                                                   Applied                DAS
                                                  Magnetics             Devices
                                               as of October 3,    as of September 30,        Pro forma Adjustments        Pro Forma
                                                     1998                1998                Debit            Credit       Combined
                                               ----------------    -------------------     ------------     ---------      ---------
Assets
------

Current Assets
Cash and Equivalents                              $  71,674           $   2,082              $   7,900 a           --
                                                                                                 2,100 b           --
                                                                                                20,000 c           --
                                                                                                                           $103,756

Restricted Cash                                        --                   500                   --               --           500

Accounts Receivables                                  7,291                  41                   --               --         7,332

Inventory                                            13,054                --                     --               --        13,054

Prepaid Expenses and Other                           15,590                 891                   --               --        16,481
                                                  ---------           ---------              ---------        ---------    --------
                                                    107,609               3,514                 30,000             --       141,123
                                                  ---------           ---------              ---------        ---------    --------
Property & Equipment                                365,469              27,986                   --               --       393,455

Less - accumulated depreciation and amortization   (188,022)             (3,885)                 3,900 d           --      (188,007)
                                                  ---------           ---------              ---------        ---------    --------
Net Property & Equipment                            177,447              24,101                  3,900             --       205,448
                                                  ---------           ---------              ---------        ---------    --------
Other Assets                                         14,462               2,219                   --
        Covenant not to compete                                                                  1,625 d
        Developed technology & know-how                                                         30,100 d           --
        Goodwill                                                                                12,200 d
                                                                                                                             60,606
                                                  ---------           ---------              ---------        ---------    --------
                                                  $ 299,518           $  29,834              $  77,825             --      $407,177
                                                  =========           =========              =========        =========    ========

                                       3


                                                   Applied                DAS
                                                  Magnetics             Devices
                                               as of October 3,    as of September 30,        Pro forma Adjustments        Pro Forma
                                                     1998                1998                Debit            Credit       Combined
                                               ----------------    -------------------     ------------     ---------      ---------
LIABILITIES AND SHAREHOLDERS' INVESTMENT

Current Liabilties:

   Current Portion of Long-Term Debt              $   1,610           $   3,999                   --               --      $   5,609

   Notes Payable                                     58,468                --                $   7,900 d       $ 7,900 a
                                                                                                 2,100 d         2,100 b
                                                                                                                              58,468

   Accounts Payable                                  16,409               5,435                   --               --         21,844

   Accrued Payroll and Benefits                       8,070                 346                   --               --          8,416

   Other Current Liabilities                          9,653                 832                   --             1,500 e      11,985




                                                  ---------           ---------              ---------        ---------    ---------
                                                     94,210              10,612                 10,000           11,500      106,322
                                                  ---------           ---------              ---------        ---------    ---------
Long-Term Debt, net of Current Portion              116,767              11,732                   --               --        128,499

Other Long-Term Liabilities                           2,581                --                     --               --          2,581

                                       4

                                                   Applied                DAS
                                                  Magnetics             Devices
                                               as of October 3,    as of September 30,        Pro forma Adjustments        Pro Forma
                                                     1998                1998                Debit            Credit       Combined
                                               ----------------    -------------------     ------------     ---------      ---------
Shareholder's Investment:

  Preferred Stock                                      --                     9                      9 d           --           --

  Common Stock                                        2,410                   2
                                                                                                  --              1,666 c, d

                                                                                                     2 d                       4,076
  Paid-in Capital                                   191,225              53,605                   --              2,000 e
                                                                                                                 19,640 c
                                                                                                53,605 d         89,209 d
                                                                                                                             302,074

Stockholder Notes Receivable                           --                  (472)                  --                472 d       --

  Accumulated Deficit                              (106,065)            (45,654)


                                                                                                28,700 d         45,654 d
                                                                                                  --               --      (134,765)
                                                  ---------           ---------              ---------        ---------   ---------
                                                     87,570               7,490                 82,316          158,641     171,385

  Treasury, at cost                                  (1,577)               --                     --               --        (1,577)

  Unearned Restricted Stock Compensation                (33)               --                     --               --           (33)
                                                  ---------           ---------              ---------        ---------   ---------
       Stockholders Equity                           85,960               7,490                 82,316          158,641     169,775
                                                  ---------           ---------              ---------        ---------   ---------
                                                  $ 299,518           $  29,834              $  92,316        $ 170,141   $ 407,177
                                                  =========           =========              =========        =========   =========

                                       5

Applied Magnetics Corporation
Unaudited Pro forma Combined Statement of Operations (Amounts in Thousands)
                                            Applied Magnetics           DAS
                                             53 weeks ended         Year-ended          Pro Forma Adjustments    Pro forma
                                             October 3, 1998    September 30, 1998       Debit        Credit      Combined
                                             ---------------    ------------------       -----        ------      --------
Net Sales                                        $ 183,597           $    277           $  --         $ --       $ 183,874

Cost of Sales                                      198,742             21,452              --           --         220,194
                                                ----------          ---------          -------          --       ---------
   Gross Profit                                    (15,145)           (21,175)             --           --         (36,320)
                                                ----------          ---------          -------          --       ---------

Research and Development  Expenses                (114,659)           (11,380)             --           --        (126,039)

Selling, General, and Administrative  Expenses      (6,514)            (3,180)             933 f        --
                                                                                           800 g        --
                                                                                        10,000 h
                                                                                         1,750 i        --
                                                                                                                   (23,177)

Restructuring Charges                               (8,400)              --                --           --          (8,400)

Interest Income                                      5,877                451              --           --           6,328

Interest Expense                                   (12,627)            (1,494)             --           --         (14,121)

Other Expense, net                                  (1,495)               (31)             --           --          (1,526)
                                                ----------          ---------          -------          --       ---------
  Loss Before Provision for
    Income Taxes                                  (152,963)           (36,809)          13,483          --        (203,255)

Provision for Income Taxes                           2,405               --                --           --           2,405
                                                ----------          ---------          -------          --       ---------
   Net Loss                                     $ (155,368)         $ (36,809)         $13,483        $ --       $(205,660)
                                                ==========          =========          =======          ==       =========



                                       6

Applied Magnetics Corporation
Unaudited Pro forma Combined Statement of Operations
                                            Applied Magnetics           DAS
                                             53 weeks ended         Year-ended          Pro Forma Adjustments    Pro forma
                                             October 3, 1998    September 30, 1998       Debit        Credit      Combined
                                             ---------------    ------------------       -----        ------      --------
Net Loss per Share:
  Loss per Common Share                         $    (6.49)                                                      $ (5.07)
Weighted Average Number of Common
  Shares Outstanding:
    Common Shares                                   23,931                                                        40,587

       NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1.  Basis of Presentation

      The unaudited pro forma combined balance sheet gives effect to the proposed merger of AMC and DAS as if the proposed merger had occurred as of October 3, 1998 and combines AMC's October 3, 1998 consolidated balance sheet and DAS' unaudited September 30, 1998 balance sheet. The unaudited pro forma combined statement of operations assumes the proposed merger took place as of the beginning of the period presented and combines AMC's consolidated statement of operations for the 53-week period ended October 3, 1998 and DAS' unaudited statement of operations for the year ended September 30, 1998. DAS' 1998 fiscal year ended on December 31, 1998. DAS' twelve-month period ended September 30, 1998 has been derived by combining the unaudited results for nine months ended September 30, 1998 with the unaudited results of operations for the three months ended December 31, 1997.

      On a combined basis, there were no material transactions between AMC and DAS during the period presented. There are no material differences between the accounting policies of AMC and DAS. The pro forma combined provision for income taxes may not represent the amounts that would have resulted had AMC and DAS filed consolidated income tax returns during the period presented.

Note 2.  Pro Forma Adjustments

      The pro forma adjustments are based on AMC management's estimates of the value of the tangible and intangible assets acquired. A valuation of all assets acquired has been conducted by an independent third-party appraisal company. The pro forma adjustments may differ materially from those presented in these unaudited pro forma combined financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to tangible and intangible assets, including purchased in-process technology and developed technology & know-how. The income statement effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

      Management estimates that approximately $28.7 million of the purchase price represents purchased in-process technology that has not yet reached technological feasibility and has no alternative future use. This amount will be expensed as a non-recurring, non-tax deductible charge upon consummation of the Merger. This amount has been reflected as a reduction to stockholders' equity and has not been included in the unaudited pro forma combined statement of operations due to its non-recurring nature.

      The value assigned to purchased in-process technology was determined by identifying research projects in areas for which technological feasibility has not been established. The value was determined by estimating the costs to develop the purchased in-process technology into commercially viable 6.4GB and 8.5GB per 3.5 inch GMR products; estimating the resulting net cash flows from such projects; and discounting the net cash flows back to their present value.

      The nature of the efforts to develop the purchased in-process technology into commercially viable products principally relate to the completion of all designing, testing, prototyping, and high-volume manufacturing activities that are necessary to establish that the GMR products can be produced to meet its design specifications.

      The resulting net cash flows from such projects are based on AMC management's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes from such projects.

      Management's estimate of net cash flow was discounted to present value. The discount rate used in discounting the net cash flows from purchased in-process technology is 35 percent. This discount rate considers an estimate of AMC cost of capital and the inherent uncertainties in the estimates described above including the uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology and the uncertainty of technological advances that are unknown at this time.

      If these projects are not successfully developed, the sales and profitability of the combined AMC may be adversely affected in future periods. Additionally, the value of other intangible assets acquired may become impaired. AMC anticipates to begin to benefit from the purchased in-process technology in late 1999.

Description of pro forma adjustments
------------------------------------

(a) Adjustment to record $7.9 million in senior secured bridge notes provided by third-party creditors. These notes are repayable, at the closing of the merger at a 50 percent premium, through the issuance of AMC common shares.

(b) Adjustment to record $2.1 million in junior secured bridge notes provided by third-party creditors. These notes are repayable at the closing of the merger at face value plus $4.2 million to release the notes' collateral consisting of DAS technology rights. Repayment will be made through the issuance of AMC common shares.

(c) Adjustment to record the equity investment in AMC common shares from GM Pension and other investors. The agreement requires that up to $20 million (but not less than $15 million) be invested through the purchase of AMC common shares. The share price is to be 80 percent of the lesser of the average closing price of AMC common shares for the five trading days prior to the merger agreement or closing. The pro forma adjustment assumes that the common share value is $5.55 which represents 80 percent of the five day average closing price ($6.9375) prior to the date of the merger agreement. On this basis, 3,603,603 AMC common shares are assumed to be issued.

(d) Adjustments to record the components of the purchase price - 10,201,422 shares of AMC Common Stock will be issued in exchange for all of the outstanding shares of DAS Common and Preferred Stock. Included in the above amount is approximately 555,000 common shares which will initially be reserved for issuance as DAS common stock options and warrants vest. These shares have been assumed to be issued since the DAS options and warrants have nominal exercise prices. In addition, 2,850,450 shares of AMC Common Stock will be issued to repay the bridge financing and the obligation for the covenants not to compete. The value of AMC Common Stock issued is based on the per share value of approximately $6.9375 calculated as the average closing market price during the five trading days immediately preceding the date of the Merger Agreement. These adjustments also reflect the elimination of DAS stockholders' equity and the estimated valuation of tangible and intangible assets, including purchased in-process technology which is reflected as a reduction of stockholder's equity, resulting from the preliminary allocation of the purchase price. Valuation of the tangible and intangible assets acquired has been conducted by an independent third-party appraisal company. The excess of the purchase price plus related transaction costs over the fair value of tangible and intangible assets acquired and liabilities assumed has been allocated to (1) developed technology and know-how, which will be amortized on a straight line basis over 3 years, the estimated period of future benefit and (2) goodwill (including a value of $1.6 million associated with assembled workforce), which will be amortized on a straight line basis over the estimated period of future benefit of 7 years.

(e) Adjustment to reflect the accrual of estimated merger-related costs. AMC will satisfy approximately $2.0 million of such costs through the issuance of 800,000 warrants to acquire AMC Common Stock at the lower of the market price upon vesting or $7.00.

(f) Adjustment to reflect the amortization of the covenants not to compete over the term of the covenants.

(g) Adjustment to record the additional depreciation expense that would have been recorded on the write-up of property, plant and equipment assuming an estimated average useful life of 5 years.

(h) Adjustment to reflect the amortization of developed technology & know-how over its estimated useful life of 3 years on a straight-line basis.

(i) Adjustment to reflect the amortization of goodwill over its estimated useful life of 7 years on a straight-line basis.


Note 3.  Pro Forma Basic Loss Per Common Share

               Basic pro forma loss per common share is calculated based on the historical AMC weighted average common shares outstanding during the fiscal year ended October 3, 1998 and the conversion of all DAS Common Stock and Preferred Stock outstanding at September 30, 1998 into 10,201,422 million shares of AMC common shares, the settlement of the DAS bridge financing through the issuance of 2,850,450 AMC common shares and the sale of 3,603,603 AMC common shares to GM Pension and other investors. Diluted loss per share has not been presented because the effect of common stock equivalents is antidilutive.

                                   SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                    APPLIED MAGNETICS CORPORATION


                                    By:   /s/ Peter T. Altavilla
                                          -------------------------------
                                          Name:  Peter T. Altavilla
                                          Title: Secretary and Controller

Date: March 4, 1999









                                 Page 36 of 36